Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

African Agriculture Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c)	26,201	(1)(4)	$1.32	(5)	$34,454	$0.00014760	$5.08

Fees to Be Paid	Equity	Warrants	457(i)	26,201	(2)(4)	-		-	-	-	(6)

Fees to Be Paid	Equity	Common Stock	457(c)	39,531,037	(3)(4)	$1.32	(5)	$51,983,314	$0.00014760	$7,672.74
	Total Offering Amounts							$52,017,768		$7,677.82
	Total Fees Previously Paid									$-
	Total Fee Offsets									$-
	Net Fee Due									$7,677.82

(1)	Represents 26,201 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $11.50 per share of Common Stock (the “Private Warrants”).

(2)	Represents 26,201 Warrants registered for resale by the selling securityholders identified in this prospectus.

(3)	Represents up to 39,531,037 shares of common stock pursuant to that certain amended and restated registration rights agreement between us and the selling securityholders granting such holders registration rights with respect to such shares.

(4)	Includes an indeterminable number of additional securities that, pursuant to Rule 416 under the Securities Act of 1933, as amended, may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the securities to be offered by the selling securityholders.

(5)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Registrant’s ordinary shares as reported on the Nasdaq Stock Market on December 27, 2023.

(6)	In accordance with Rule 457(i), the entire registration fee for the Warrants is allocated to the Common Stock underlying the Warrants.